EXHIBIT 10.41

Investment Management Agreement

This Investment Management Agreement, dated                     , 2005 (“Agreement”), is made by The Frontier Fund, a Delaware statutory trust (“Client”), and STW Fixed Income Management Ltd. (“Advisor”). Client hereby employs Advisor as investment advisor for                                               (“Account”) on the terms and conditions set forth below:

Appointment of Advisor: Client appoints Advisor with full discretionary authority to supervise and direct, in its sole discretion, the investments of and for the Account (or any future accounts as mutually agreed upon by Client and Advisor), subject to the guidelines attached hereto as Exhibit A and incorporated herein by this reference (or such other written investment guidelines and limitations as mutually agreed upon by Client and Advisor). Advisor shall have full discretion and authority to (i) make all investment decisions with respect to the Account; (ii) buy, sell, and otherwise trade in securities and other investments listed on Exhibit A for the Account; (iii) select and place orders with brokers, dealers and others (“Broker/Dealers”) with respect to investments for the Account; (iv) issue instructions to the custodian appointed by Client for the Account, if any (“Custodian”); and (v) take such other actions in managing the Account as Advisor deems necessary, appropriate or advisable in the best interest of Client.

Custodian & Assets of Account: Advisor shall not act as custodian for the Account. The Account shall consist of such securities and other investments (including cash and cash equivalents) as Client places under the management of Advisor. Client may make additions to, and withdrawals from, the Account as Client deems appropriate, provided that Client will notify Advisor promptly in writing of any addition to the Account and Client will provide Advisor with reasonable advance notice in writing of any withdrawal from the Account. Any instructions by Advisor to Custodian shall be made in writing and sent electronically or via facsimile. Client will make reasonable efforts to cause Advisor to be provided with such information on the status of the Account as Advisor may reasonably request.

Advisor shall not be responsible for any custodial arrangements, including the payment of any custodial fees and charges. Advisor shall not be responsible or liable for any act or omission of Custodian. All information and advice regarding the Account by either party to the other, including their respective agents and employees, shall be treated as confidential and shall not be disclosed to third parties except as required by law.

Account Transactions: Advisor will arrange for the execution of transactions for the Account through Broker/Dealers that Advisor reasonably believes will provide best execution under the circumstances. Advisor may aggregate or “batch” purchase or sale orders for various clients when it believes such action to be in the best interests of such clients. In such event, allocation of securities so purchased or sold will be made by Advisor on a fair and equitable basis. Advisor will make reasonable efforts to ensure that Broker/Dealers perform their obligations to the Account, provided, however, that Advisor will not be responsible or liable for any act or omission of any Broker/Dealer. Advisor will provide Client with a written statement of the investments of the Account at least quarterly.

Service to Other Clients: Advisor performs investment management services for other clients with various investment objectives and policies. Client acknowledges that Advisor may give advice and take action with respect to such clients, which may differ from advice given, or the timing or nature of action taken, with respect to the Account. Client further acknowledges that Advisor shall have no obligation to purchase or sell for the Account, nor to recommend for purchase or sale by the Account, any security or other investment that Advisor, its principals, affiliates or employees may purchase or sell for its or their own accounts or any other client accounts.

Proxies: Client hereby designates Advisor to vote all proxies for securities held in the Account in accordance with Advisor’s written proxy voting policy.

Fees: Advisor’s investment management fees for services rendered pursuant to this Agreement are based on the total market value of the Account, including accrued interest. The total market value will be calculated as of the close of business on the last day of each calendar quarter. Fees are payable quarterly in advance at the annual rate of:

First $30 Million	.375%
Next $70 Million	.250%
Next $400 Million	.125%
Next $500 Million	.100%
Balance	.080%

STW has a strong policy of equitable treatment of its clients. We believe that no client should be charged materially more or less than another for similar services.

This fee schedule may be amended from time to time by Advisor upon thirty (30) days’ written notice to Client.

Valuation: Advisor will value assets in the Account in accordance with Advisor’s written securities pricing and valuation policies and procedures.

Standard of Care: Advisor shall use its best efforts to increase the value of the Account, although Advisor does not guarantee or insure such results. In managing the Account, Advisor shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims.

Termination & Assignment: Either party may terminate this Agreement at any time, without penalty, by giving the other party at least thirty (30) days’ prior written notice. Client shall be responsible for all trades initiated by Advisor for the Account prior to termination. Upon termination of this Agreement, the effective termination date shall be used as the basis for determining the final charge for Advisor’s services or the portion of any prepaid fees to be refunded to Client. Advisor shall not assign this Agreement without the consent of Client.

Notices: All notices and other communications contemplated by this Agreement shall be deemed duly given to Advisor when received at 6185 Carpinteria Avenue, Carpinteria, California 93013 (or any other address specified in a notice to Client), and to Client when received at c/o Equinox Fund Management, LLC, 1660 Lincoln Street, Suite 100, Denver, Colorado 80264 (or any other address specified in a notice to Advisor). Advisor may rely upon any notice (written or oral) regarding the Account from any person that Advisor reasonably believes to be genuine and authorized.

Representations by Client: Client represents and warrants the following:

Retention of Advisor is authorized by the governing documents relating to the Account and the terms of this Agreement do not violate any obligation by which Client is bound, whether arising by contract, operation of law or otherwise.

This Agreement has been duly authorized by appropriate action and, when executed and delivered, will be binding upon Client in accordance with its terms. Client agrees to provide Advisor with evidence of such authority as Advisor may reasonably require whether by way of a certified resolution or otherwise.

Client will notify Advisor promptly in writing of the investment objectives of the Account, any specific investment guidelines or limitations for the Account, and any subsequent changes thereto. Client will also notify Advisor in writing, as promptly as possible following discovery thereof, if Client believes any recommended investment to be in direct conflict with Account guidelines or limitations and/or any current or future laws of any state and/or any other contract or instrument that purports to bind Client or Advisor. Advisor shall not be responsible for actions taken in good faith reliance on information provided by Client, its representatives or its agents, unless such actions constitute negligence, willful misconduct or a breach of this Agreement by Advisor.

Client has received a copy of (i) Advisor’s Disclosure Statement as required by Rule 204-3 under the Investment Advisers Act of 1940 (“Advisers Act”) more than forty-eight (48) hours prior to the execution of this Agreement and (ii) if applicable, Advisor’s privacy statement.

If the Account is subject to the Employee Retirement Income Security Act of 1974 (“ERISA”), (i) notwithstanding anything to the contrary in this Agreement, a named fiduciary other than Advisor is responsible for voting proxies for securities held in the Account and (ii) Client has provided Advisor with a copy of the written instrument establishing the plan and all other documents or instruments governing the plan and Client will promptly give Advisor written notice of any material changes or modifications to the plan or to the documents or instruments governing the plan.

Any assets deposited to the Account are not directly or indirectly derived from activities that may contravene federal, state, or international law and regulations, including applicable anti-money laundering laws and regulations.

Representations by Advisor: Advisor represents and warrants the following:

A.	This Agreement has been duly authorized by appropriate action and, when executed and delivered, will be binding upon Advisor in accordance with its terms.

B.	Advisor is and shall remain duly registered as an investment advisor under the Investment Advisers Act of 1940, as amended.

C.	If the Account is subject to ERISA, Advisor (i) acknowledges that it is registered as an “Investment Adviser” under the Advisers Act and that, with respect to the performance of its duties under this Agreement, Advisor is a “fiduciary” as that term is defined in ERISA and (ii) has obtained and maintains a bond satisfying the requirements of Section 412 of ERISA (or Client has notified Advisor that Client maintains such a bond and has added Advisor as an insured under that bond).

Amendment: Neither party may amend this Agreement without the prior written consent of the other party.

Entire Agreement & Governing Law: This Agreement constitutes the entire agreement of the parties with respect to the management of the Account and can be amended only by a written document signed by the parties. If any provision of this Agreement is or should become inconsistent with any law or rule, that provision shall be deemed modified or rescinded in accordance with any such law or rule, but the remainder of the Agreement shall continue in full force and effect. This Agreement shall be governed by the laws of the State of New York without regard to conflict of law principles.

Series Disclaimer: Advisor agrees and consents (the “Consent”) to look solely to each Series for which Advisor’s advisory services are provided under this Agreement (the “Contracting Series”) and the assets (the “Contracting Series Assets”) of the Contracting Series for payment. The Contracting Series Assets include only those funds and other assets that are paid, held or distributed to The Frontier Fund (the “Trust”) on account of and for the benefit of the Contracting Series, including, without limitation, funds delivered to the Trust for the purchase of interests in a Series. In furtherance of the Consent, Advisor agrees that any debts, liabilities, obligations, indebtedness, expenses and claims of any nature and of all kinds and descriptions (collectively, “Claims”) incurred, contracted for or otherwise existing arising from, related to or in connection with the Trust and its assets and the Contracting Series and the Contracting Series Assets, shall be subject to the following limitations:

(a) Subordination of certain claims and rights. (1) except as set forth below, the Claims, if any, of Advisor (the “Subordinated Claims”) shall be expressly subordinate and junior in right of payment to any and all other Claims against the Trust and any Series thereof, and any of their respective assets, which may arise as a matter of law or pursuant to any contract; provided, however, that the Claims of Advisor (if any) against the Contracting Series shall not be considered Subordinated Claims with respect to enforcement against and distribution and repayment from the Contracting Series and the Contracting Series Assets; and provided further that the valid Claims of Advisor, if any, against the Contracting Series shall be pari passu and equal in right of repayment and distribution with all other valid Claims against the Contracting Series and (2) Advisor will not take, demand or receive from any Series or the Trust or any of their respective assets (other than the Contracting Series and the Contracting Series Assets) any payment for the Subordinated Claims;

(b) The Claims of Advisor with respect to the Contracting Series shall only be asserted and enforceable against the Contracting Series and the Contracting Series Assets; and such Claims shall not be asserted or enforceable for any reason whatsoever against any other Series, the Trust generally or any of their respective assets;

(c) If the Claims of Advisor against the Contracting Series or the Trust are secured in whole or in part, Advisor hereby waives (under section 1111(b) of the Bankruptcy Code (11 U.S.C. S 1111(b)) any right to have any deficiency Claims (which deficiency Claims may arise in the event such security is inadequate to satisfy such Claims) treated as unsecured Claims against the Trust or any Series (other than the Contracting Series), as the case may be;

(d) In furtherance of the foregoing, if and to the extent that Advisor receives monies in connection with the Subordinated Claims from a Series or the Trust (or their respective assets), other than the Contracting Series and the Contracting Series Assets, Advisor shall be deemed to hold such monies in trust and shall promptly remit such monies to the Series or the Trust that paid such amounts for distribution by the Series or the Trust in accordance with the terms hereof; and

(e) The foregoing Consent shall apply at all times notwithstanding that the Claims are satisfied, and notwithstanding that the agreements in respect of such Claims are terminated, rescinded or canceled.

STW Fixed Income Management Ltd.		The Frontier Fund

By:		By:
	Elizabeth A. Vos	Name:	Richard E. Bornhoft
	Principal	Title:	President and Chief Executive Officer of Equinox Fund Management, LLC, the Managing Owner of The Frontier Fund

EXHIBIT A

INVESTMENT GUIDELINES

Advisor shall manage the assets of the Account by buying, selling and otherwise trading in the following financial instruments only:

U.S. government securities, which include any security issued or guaranteed as to principal or interest by the United States, or by a person controlled by or supervised by and acting as an instrumentality of the government of the United States pursuant to authority granted by Congress of the United States or any certificates of deposit for any of the foregoing, including U.S. treasury bonds, U.S. treasury bills and issues of agencies of the United States government, and certain cash items such as money market funds, certificates of deposit (under nine months) and time deposits.